Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

GERSON LEHRMAN GROUP, INC.

ARTICLE I

The name of the corporation is Gerson Lehrman Group, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. Corporation Service Company is the Corporation’s registered agent at that address.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

The Corporation shall have authority to issue 10,000,000 shares of common stock, par value $.01, per share.

Preferred stock may be issued from time to time in one or more series (“Preferred Stock’’). The Board of directors of the Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the issuance of Preferred Stock in additional series, to establish from time to time the number of shares to be included in each such series and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights. dividend rate, conversion, rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they bad prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent, permitted by the General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to adopt, amend or repeal the By-laws of the Corporation, Notwithstanding anything contained in this Certificate of Incorporation or the Corporation’s By-laws to the contrary, the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote shall be required to make, alter, amend or repeal any By-law of the Corporation.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

ARTICLE VIII

The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

ARTICLE IX

Except as otherwise required by law or provided in the By-laws of the Corporation, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of no less than a majority of the directors then in office, by the Chairman of the Board of Directors or by the President of the Corporation.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

Dana Auslander is the sole incorporator and her mailing address is c/o Schulte Roth and Zabel LLP, 900 Third Avenue, New York, New York 10022.

Date: January 26, 2000

/s/ Dana E. Auslander
Dana E. Auslander, Incorporator